Exhibit 10.1

FOURTH AMENDMENT TO LEASE
(CALABASAS TECH CENTER)

     THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is made and entered into as of the 24th day of May, 2005, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and TEKELEC, a California corporation (“Tenant”).

R E C I T A L S:

     A. State Street Bank and Trust Company of California, N.A., not individually but solely as an Ancillary Trustee for State Street Bank and Trust Company, a Massachusetts banking corporation, not individually but solely as trustee for the AT&T Master Pension Trust (“Original Landlord”) and Tenant entered into that certain Lease and Addendum dated as of February 18, 1988 (collectively, the “Original Lease”) as amended by that certain First Amendment to Lease dated as of November 29, 1991, by and between Original Landlord and Tenant (“First Amendment”), by that certain Second Amendment to Industrial Lease dated as of November 18, 1994, by and between Calabasas Tech Center, Inc., a Delaware corporation (“CTC, Inc.”), as successor to Original Landlord, and Tenant (“Second Amendment”), and by that certain Third Amendment to Lease dated as of August 1, 2000, by and between Landlord, as successor to CTC, Inc., and Tenant (“Third Amendment”), whereby Tenant leased certain space (the “Existing Premises”) located in those certain buildings located and addressed at 26580, 26586, 26600 and 26604 Agoura Road, Calabasas, California (collectively, “Calabasas Tech Center”). The Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, may be referred to herein as the “Lease.”

     B. By this Fourth Amendment, Landlord and Tenant desire to reduce the Existing Premises and to otherwise modify the Lease as provided herein.

     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

     1. Reduction of the Existing Premises. That certain space outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof and located on the second (2nd) floor in the building located and addressed at 26580 Agoura Road, Calabasas, California (the “Building”), may be referred to herein as the “Extension Space.” Landlord and Tenant hereby stipulate that the Extension Space contains a total of 14,879 rentable square feet. The “Extension Term” (as that term is defined in Section 2 below) shall commence as of June 1, 2005 (“Extension Commencement Date”), and Tenant shall pay its first installment of “Fixed Minimum Monthly Rent” (as that term is defined in Section 2 below) for the Extension Term on or before the Extension Commencement Date. Notwithstanding the foregoing, Tenant shall not be obligated to surrender and deliver exclusive possession of all portions of the Existing Premises other than the Extension Space (the “Reduction Space”) to Landlord in accordance with Section 6.2(C) of the Original Lease until June 15, 2005, and during the entire “Extension Term” (as that term is defined in Section 2 below), Tenant shall be entitled to: (i) use the internal staircase between the first and second floors of the Building without cost or charge for ingress and egress to the Extension Space; (ii) use the mailroom on the first floor and maintain a receptionist at the current receptionist’s desk location in the first floor common lobby (provided that such right to use the mailroom and maintain such receptionist shall terminate within thirty (30) days of Landlord’s written notice to Tenant that Landlord has leased all or a portion of the ground floor of the Building); and (iii) continue the operation of its existing electronic security and surveillance system until Landlord notifies Tenant that Landlord has leased all or a portion of the first floor of the Building and within thirty (30) days after Tenant’s receipt of such notice, Tenant may relocate and modify such security system in accordance with plans and specifications reasonably approved by Landlord so as not to interfere with such new tenant’s construction or occupancy of its premises. Accordingly, effective upon the Extension Commencement Date, the Existing Premises shall be decreased so that the only space then leased by Tenant from Landlord at Calabasas Tech Center shall be the Extension Space. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Reduction Space; (b) no other person, firm or entity has any right, title or interest in the Reduction Space; and (c) Tenant has the full right, legal power and actual authority to enter into this Fourth Amendment without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Extension Commencement Date, there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Reduction Space by virtue of any act or omission on the part of Tenant, its contractors, agents, employees, successors or assigns.

     2. Term and Fixed Minimum Monthly Rent for the Extension Space. The Term for Tenant’s lease of the Extension Space (“Extension Term”) shall commence on the Extension Commencement Date and shall expire on December 31, 2005. During the Extension Term, Tenant shall pay in accordance with the provisions of this Section 2, Fixed Minimum Monthly Rent for the Extension Space as follows:

Period	Fixed Minimum Monthly Rent

Extension Term	$25,000.00

     Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no option to further extend the Extension Term, except that Tenant shall be entitled to hold over in the original Extension Space (but not the “Relocation Space,” as that term is defined in Section 8 below), on a month-to-month basis terminable by either party upon thirty (30) days’ prior written notice, with Fixed Minimum Monthly Rent in the amount set forth in this Section 2 above, together with Tenant’s prorata share of “Operating Expenses” (as that term is defined in Section 3 below), calculated as set forth in Section 3 below. The parties acknowledge that pursuant to the immediately preceding sentence, Landlord may notify Tenant on or before December 1, 2005 that Landlord elects to terminate Tenant’s lease of the Extension Space as of December 31, 2005, in which case Tenant shall have no right to so hold over. Landlord and Tenant acknowledge that the Fixed Minimum Monthly Rent specified in this Section 2 above shall apply only during the Extension Term and shall have no impact upon amounts which have been paid, or which are required to be paid, by Tenant to Landlord prior to the Extension Term.

     3. Full Service Gross Rate. Landlord and Tenant acknowledge and agree that the rental rate specified in Section 2 above for the Extension Term shall be inclusive of taxes, insurance, common area maintenance costs and utilities to the Extension Space; provided, however, that (i) if Tenant shall require any utility in excess of one hundred ten percent (110%) of the amount of such utility utilized by Tenant (on a prorata square foot basis) for the Existing Premises as of the date of this Fourth Amendment, as reasonably determined by Landlord, Landlord may cause a meter or submeter to be installed for the Extension Space to measure the amount of any such excess usage or Landlord may otherwise reasonably estimate the cost of any such excess usage, and the cost of such meter or submeter and the cost of any such excess utility usage by Tenant shall be paid Tenant to Landlord within ten (10) days after invoice from time to time, and (ii) should Tenant hold over in the Extension Space beyond the Extension Term, during the period of any such holdover, Landlord shall be entitled to institute a 2005 “Base Year” concept for taxes, insurance, common area maintenance costs and utilities (collectively, “Operating Expenses”) and to charge Tenant for any costs allocated to the Extension Space over and above such 2005 Base Year baseline amount.

     4. Condition of Extension Space. The Extension Space shall be leased in its “as is” condition and Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranties with respect to the Extension Space or with respect to the suitability of such space for the conduct of Tenant’s business. However, Landlord reserves the right, at Landlord’s option, to construct demising wall(s) and to otherwise separate the Extension Space from any contiguous space at Landlord’s cost, and Tenant acknowledges that any such construction by Landlord shall not be deemed to constitute a constructive eviction of Tenant from the Extension Space nor shall any such construction entitle Tenant to any abatement of rent. Under no circumstances may Tenant occupy any portion of the space contiguous to the Extension Space for storage or other purposes.

     5. Parking. Effective as of the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall be entitled to use a total of fifty-six (56) unreserved parking passes in the Building’s parking facility. Tenant’s rental and use of such parking passes shall be in accordance with, and subject to, all provisions of the Lease.

     6. Permitted Use. Notwithstanding anything to the contrary contained in the Lease, the Extension Space may be used only for general office use consistent with the character of a first-class office building and for no other purposes.

     7. Signage. Tenant shall promptly remove Tenant’s Signage (as that term is defined in Section 10 of the Third Amendment) and all other exterior signs at Calabasas Tech Center identifying Tenant in accordance with the standard specified in the last sentence of Section 10 of the Third Amendment.

     8. Relocation. Landlord shall have the right, at any time after September 30, 2005, upon giving Tenant not less than thirty (30) days prior notice (the “Relocation Notice”), to provide and furnish Tenant with space (“Relocation Space”) elsewhere in the Calabasas Tech Center of approximately the same size as the Extension Space, with Landlord to pay all verified and previously approved costs and expenses incurred by Tenant as a result of such move to such new Relocation Space including, without limitation, the cost of moving furniture and equipment and recabling and repainting the Relocation Space for Tenant’s use. Notwithstanding the foregoing, if Tenant notifies Landlord within ten (10) days after Tenant’s receipt of the Relocation Notice that Tenant desires space of a lesser size, Landlord may instead substitute space elsewhere in the Calabasas Tech Center of approximately the size so designated by Tenant if such space is then available. Furthermore, if Landlord delivers a Relocation Notice to Tenant, Tenant shall (i) have three (3) separate and consecutive one-month options to renew the term of the Lease (as amended) for the Relocation Space, which options must be exercised, if at all, by written notice to Landlord at least thirty (30) days prior to the first day of such renewal term and which options may only be exercised if Tenant is not then in default under the Lease (as amended), and (ii) have the option to terminate the Lease (as amended) by written notice to Landlord within ten (10) days after Tenant’s receipt of the Relocation Notice. Any such termination shall be effective as of a date so specified by Tenant in such termination notice to Landlord, but no later than the effective date of such relocation specified in Landlord’s Relocation Notice. If the Relocation Space is a lesser size than 14,879 rentable square feet, the Fixed Minimum Monthly Rent shall be adjusted by multiplying $25,000.00 by a fraction, the numerator of which is the number of rentable square feet of the Relocation Space and the denominator of which is 14,879. If Landlord moves Tenant to such Relocation Space, the Lease (as amended) and each and all of its terms, covenants and conditions shall remain in full force and effect and shall be deemed applicable to such Relocation Space and such Relocation Space shall thereafter be deemed to be the “Extension Space” as though Landlord and Tenant had entered into an express written amendment to the Lease with respect thereto and, upon request from Landlord, Tenant shall execute a new amendment to the Lease documenting such relocation upon such terms.

     9. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fourth Amendment other than The Staubach Company. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Fourth Amendment.

     10. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Fourth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

     11. Signing Authority. Concurrently with Tenant’s execution of this Fourth Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Fourth Amendment on behalf of Tenant.

     12. No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership
	By:	ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

		By:	/s/ Robert C. Peddicord
Executive Vice President - Leasing
		Its:	and Property Operations

“TENANT”	TEKELEC, a California corporation
	By:	/s/ Ronald W. Buckly
	Print Name:		Ronald W. Buckly
	Title:	Senior Vice President, Corporate Affairs and General Counsel

EXHIBIT “A”

OUTLINE OF EXTENSION SPACE

87'-6"
257'-3"

PROPOSED MEZZANINE AREA RENTABLE SQ. FT.: 14,579.4 R.S.F.

EXHIBIT “A”